Exhibit 10.7

Certain personally identifiable information has been omitted from this exhibit pursuant to item 601(a)(6) of Regulation S-K. [***] indicates that information has been redacted.

Certain schedules, exhibits and similar attachments, including Schedule A to this exhibit, have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Kindly will provide a copy of such omitted materials to the Securities and Exchange Commission or its staff upon request.

MASTER MARKETING SERVICES AGREEMENT

This Master Marketing Services Agreement (“Agreement”) is entered into as of May 12, 2025, (“Effective Date”), by and between (a) BTC INC, a Delaware corporation, located at 300 10th Avenue South, Nashville, TN 37203, its subsidiaries, and its successors and assigns (“BTC” or “Service Provider”), (b) Nakamoto Holdings Inc., a Delaware corporation, located at 6339 Charlotte Pike, Unit #B321, Nashville, TN 37209 (“NewCo”), (c) Didier Lewis, in his capacity as the representative of the Sellers (“Seller Representative”), and (d) Sellers (as defined herein) who become party to this Agreement by executing a Joinder Agreement. NewCo and Service Provider may be referred to individually as a “Party” and collectively as the “Parties.” Seller Representative, Sellers, and the Parties mutually agree as follows:

1)	PURPOSE. The purpose of this Agreement is to outline the terms under which BTC provides marketing services to NewCo. BTC, a premier media and marketing organization in the Bitcoin industry, will deliver services aimed at increasing visibility, credibility, and market positioning for NewCo.

2)	ENGAGEMENT. Subject to the terms and conditions of this Agreement, NewCo is engaging Service Provider, and Service Provider agrees to provide certain marketing and advertising services to NewCo. This Agreement shall not limit either Parties’ right to perform, or to select others to perform, the same or similar services.

3)	STATEMENT OF WORK.

a)	Service Provider will provide marketing and advertising services to NewCo (“Work”). A detailed description of Work, in the form of a Statement of Work (“SOW”) is attached as Schedule A and considered part of this Agreement. All SOWs executed hereunder shall be in the format attached as Schedule A, and such properly executed SOWs shall be considered part of this Agreement. Each SOW shall be a written document that, at a minimum, meets the following requirements: (i) includes substantially the following statement: “This is a Statement of Work under the Master Marketing Services Agreement”; (ii) is signed on behalf of both Parties by their authorized representatives; and (iii) contains the following four mandatory items: (1) a description of Work to be performed, including deliverables to be provided, metrics and targets or deadlines; (2) the name and contact information of key personnel for each of NewCo and Service Provider; (3) the date Service Provider will first assume responsibility for providing Work under the SOW; and (4) the basis for NewCo’s compensation to Service Provider for satisfactory completion of performance under the SOW, and whether charges are fixed or “not-to-exceed.”

b)	If the Parties intend a provision in the SOW to take precedence over the body of this Agreement, they must specifically recite in the SOW the language in the body of this Agreement over which the SOW takes precedence. Otherwise, if there is a conflict between any terms or conditions in the body of this Agreement and any terms or conditions in a SOW, the body of the Agreement shall take precedence. The Parties acknowledge and agree that the terms and conditions of Service Provider’s invoice shall be superseded by the terms and conditions of this Agreement, and that nothing contained in any invoice shall be deemed to modify or amend any of the terms and conditions of this Agreement.

4)	PAYMENT.

a)	In consideration of the Work performed, Service Provider shall receive only the compensation specified below and/or in the SOW. NewCo shall not be obligated to pay Service Provider any amount unless Service Provider has first submitted an estimate of costs, fees and expenses to NewCo. Payment for all or part of the Work shall not constitute acceptance. Service Provider may not increase the mutually agreed fee or rate without NewCo’s prior written approval.

b)	Service Provider Costs. All fees and expenses incurred by Service Provider in performing the Work or delivering the Work Product as detailed in a signed SOW (“Service Provider Costs”) shall be payable to Service Provider in accordance with the terms hereof.

c)	Third Party Costs. The Parties acknowledge that from time to time in order to perform the services contemplated herein, Service Provider may need to engage third parties to render necessary products or services. NewCo authorizes Service Provider to enter into contracts with third parties (“Authorized Contracts”), as an agent for a disclosed principal, when such contracts are necessary for the Work. Service Provider may enter into Authorized Contracts at its sole discretion. Service Provider assumes full liability and responsibility for any expenditures resulting from Authorized Contracts. Costs under Authorized Contracts (“Third Party Costs”) shall be billed to Service Provider, and shall be paid by Service Provider as part of the services rendered pursuant to this Agreement and in accordance with the terms of the Authorized Contract. With respect to third party contracts that Service Provider does not enter into as agent, Service Provider acknowledges and agrees that it shall be solely responsible for paying third party vendors in accordance with the terms of the purchase contracts between Service Provider and such third party vendor.

d)	All fees, costs and expenses, including but not limited to Service Provider Costs and Third Party Costs, shall be invoiced on a monthly basis and must be itemized on Service Provider’s invoice. At the end of each month, Service Provider must send all invoices, supporting documentation and receipts, to accounts@nakamoto.holdings. Except to the extent there is a good faith dispute, invoices shall be due and payable within thirty (30) days after NewCo’s receipt of an undisputed invoice.

e)	Each Party shall be responsible for its own taxes, including, but not limited to, personal property taxes on equipment or property it owns, uses, leases from a third party, or leases as lessee or sub-lessee from third Parties vis-à-vis the other Party; for privilege taxes on its business; and for taxes based on its net income or gross receipts.

f)	Service Provider agrees to pay and to be solely responsible for any and all city, state, and/or federal unemployment insurance premiums, workers’ compensation insurance premiums, income taxes, social security taxes, and any other employment-related taxes incurred as a result of the performance of Work by Service Provider under this Agreement, and further agrees to be responsible for all obligations, reports, and timely notifications relating to such matters. NewCo shall have no obligation to pay or withhold any sums for such employment-related taxes or unemployment insurance on any amounts due to Service Provider.

g)	NewCo shall be entitled to deduct withholding tax, where applicable, from the payment due Service Provider as required for any domestic or foreign jurisdiction where such taxes may be required to be collected or withheld. If withholding tax is applicable, NewCo shall remit (or cause to be remitted) to the appropriate taxing authority all such amounts deducted and withheld and provide Service Provider with the withholding tax receipt from such taxing authority.

h)	The above applies to all anticipated and previously agreed-upon costs of completing the Work.

5)	WORK.

a)	If deliverables or services do not materially comply with the criteria set forth in the applicable SOW, Service Provider shall promptly make at its expense the modifications necessary to correct all material defects identified in writing by NewCo and resubmit the deliverable to NewCo or repeat performance of the Work. Service Provider will be responsible for the accuracy and completeness of all Work.

b)	Schedule. Service Provider will make best efforts to meet the schedule as specified in an SOW and will attempt to accelerate the schedule wherever possible. Service Provider will immediately advise NewCo of any conditions or events it discovers which may delay the completion of the work specified in an SOW and will work with NewCo to mitigate the impact of any such conditions or events. Service Provider acknowledges and agrees to accommodate, NewCo’s reasonable requests that Service Provider make non-material changes in or additions to the Work set forth in an SOW.

6)	TERM AND TERMINATION.

a)	This Agreement and any open SOW under it shall continue in full force four (4) years from the Effective Date (the “Initial Term”). At the end of that four (4) year term, this Agreement and each open SOW will automatically renew for subsequent one (1) year terms, unless one Party gives the other Party at least sixty (60) days’ prior written notice of non-renewal or otherwise terminates this Agreement or any SOW as set forth herein (such period together with the Initial Term, the “Term”). During the Initial Term, the Parties may only terminate this Agreement in connection with a closing of the sale and transfer of the Option Shares pursuant to either the Call Right on the Call Closing Date or the Put Right on the Put Closing Date.

b)	After the expiration of the Initial Term, this Agreement may be terminated for the convenience of either Party by such Party giving the other Party thirty (30) days’ prior written notice. Any open SOW may be terminated, canceled or modified by either Party, immediately upon providing the other Party written notice. Notwithstanding the foregoing, in the event of termination of this Agreement, or cancellation or modification of an SOW, NewCo shall remain liable for Service Provider’s liability for expenses or costs already incurred or to be incurred prior to the effective date of such termination, cancellation or modification, provided that with regard to an SOW, such SOW shall have been properly executed in accordance with the terms hereof. Upon receiving written notice from a Party that Party wishes to terminate the Agreement, or cancel or modify any SOW in accordance with this section, the terminating Party shall use commercially reasonable efforts to mitigate any liability of the other Party. Upon NewCo providing a written notice of termination pursuant to this subsection 6(b), Service Provider shall be entitled to receive payment for actual work performed up to and during such notice period, regardless of whether Service Provider had previously been compensated by a set monthly fee or retainer, if any. For the avoidance of doubt, in the event of termination by NewCo pursuant to this subsection 6(b), NewCo will not be entitled to a refund of any fees, expenses or costs paid pursuant to this Agreement.

c)	After the expiration of the Initial Term, either Party may terminate this Agreement, or all or any part of an open SOW: (i) immediately upon providing written notice to the other of such Party’s failure to fulfill any of its material obligations under this Agreement, which failure remains uncured for ten (10) days from the date of notice; or (ii) immediately upon the appointment of a receiver, an assignee for the benefit of creditors or any type of insolvency, except to the extent prohibited by applicable bankruptcy laws. Termination shall be effective upon expiration of any cure period or upon receipt of notice of termination, as applicable.

d)	The rights, duties and responsibilities of the Parties, unless otherwise indicated by NewCo or Service Provider, shall continue in full force during any notice period. As applicable, termination shall be effective upon expiration of any cure period, upon receipt of notice of termination or upon the date of termination specified in the termination notice.

e)	Upon expiration or any termination of this Agreement or all or any part of an SOW, in any manner specified above: (i) Service Provider agrees to promptly deliver to NewCo all data, documents, information and records, in whatever form and including all the NewCo Confidential Information (as defined below) whether completed or in process, that were accumulated by Service Provider in its performance of the Work, and all other records or materials that relate to the business activities of NewCo or are the property of NewCo; (ii) NewCo shall pay for any Work that it previously authorized, to the extent completed and in accordance with this Agreement; (iii) NewCo shall pay all undisputed amounts not previously billed or paid, and for which Service Provider is entitled to claim reimbursement from NewCo; (iv) the representations, warranties, indemnities, obligations regarding confidentiality, Intellectual Property (defined below) and Work Product, and any other responsibilities or obligations which, by their nature or context, are intended to survive payment and/or termination of this Agreement shall survive; and (v) upon NewCo’s request, Service Provider agrees to transfer, with approval of third parties in interest, all reservations, contracts and arrangements with advertising media, or other third party vendors, for advertising space, broadcasting time, or other materials yet to be used and all rights and claims thereto. Additionally, NewCo shall not be obligated to pay for any Work performed by Service Provider after the effective date of expiration or termination.

7)	INTELLECTUAL PROPERTY OWNERSHIP.

a)	With respect to any Work performed under this Agreement:

i)	“Intellectual Property” shall mean (1) all rights under all copyright laws of the United States and all other countries for the full terms thereof (and/or all rights accruing by virtue of copyright treaties and conventions), including all renewals, extensions, reversions or restorations of copyrights now or hereafter provided by law and all rights to make derivative works and to make applications for and obtain copyright registrations therefor and records thereof; (2) all rights to and under new and useful inventions, discoveries, designs, technology and art and all other patentable subject matter, including all improvements thereof and all know-how related thereto, and all applications for and the right to make applications for letters patent in the United States and all other countries, all letters patent that issue therefrom and all reissues, extensions, renewals, divisional applications and continuations (including continuations-in-part) thereof, for the full term thereof; (3) all trade secrets; (4) all trademarks, service marks and internet domain names and the like, including the related goodwill, throughout the world; (5) all other intellectual and industrial property and proprietary rights throughout the universe not otherwise included in the foregoing, including all techniques, methodologies and concepts, trade dress, designs and logos; and (6) the right to sue for, assert claims, demands, counterclaims, and/or defenses, request all types of relief, settle or release, and recover all damages, and all other remedies available at law or in equity for any past, present or future infringement, misappropriation or other violation of any Intellectual Property right set forth above in any civil or any other court, or before any semi-governmental or governmental instrumentalities.

b)	NewCo agrees that all materials in whatever form or medium prepared and/or produced by Service Provider or by any person involved with performing Work for NewCo on Service Provider’s behalf under this Agreement (“Work Product”) and any right, including but not limited to Intellectual Property rights, title, or interest to the Work Product and all rights therein shall be the sole and exclusive property of Service Provider. Service Provider will have the right to Use the Work Product in perpetuity, in any and all media, whether currently existing or future developed, for no additional cost. “Use” means use, make, sell, install, operate, develop, compile, reproduce, deploy, distribute, transmit, display, perform, create derivative works of, make available on servers, provide access to, integrate with software, publish, and/or otherwise make available. Service Provider hereby grants to NewCo a revocable, non-sublicensable, perpetual, world-wide, royalty-free, fully paid up, non-exclusive license to use, have used, make, have made, offer for sale, sell, import, or otherwise dispose of, compile, decompile, disclose, copy, modify, display, distribute or create derivative works from the Work Product.

i)	It is expressly understood and agreed that Service Provider shall not be responsible for ordering or performing preliminary or full trademark searches and/or for clearing for use any NewCo names and/or logos, whether or not prepared for and/or delivered to NewCo by Service Provider hereunder, it being understood that NewCo is and remains solely liable for preliminary and full trademark searches and for clearing any names and logos it uses. Notwithstanding anything to the contrary herein, with respect to slogans, names, tag lines or trademarks (“Marks”) created by Service Provider pursuant to this Agreement, Service Provider shall be responsible for ordering or performing preliminary or full trademark searches and/or for clearing for use any Marks created by Service Provider hereunder. Service Provider shall be responsible for the ultimate review of search reports and for the clearance for any Marks. Service Provider, in its sole discretion, shall be responsible for the registration of any Marks.

ii)	Notwithstanding anything to the contrary in this Agreement: (1) as part of Service Provider’s provision of Work, Service Provider may utilize proprietary works of authorship that have been created prior to Service Provider’s performance of Work and for which no equipment, supplies or information or data of Service Provider was used or which have been originated, developed or acquired by NewCo or by third parties under contract to NewCo, including but not limited to NewCo’s Intellectual Property (all of the foregoing, collectively, “NewCo’s Information”); and (2) solely for purposes of ownership as outlined in this Section 7, NewCo’s Information shall not be deemed to be a part of the Work Product owned by Service Provider, but rather is and shall remain the sole and exclusive property of NewCo. To the extent that Service Provider incorporates any of NewCo’s Information into the Work Product, NewCo hereby grants to Service Provider a revocable, sublicensable, perpetual, world-wide, royalty-free, fully paid up, non-exclusive license to use, have used, make, have made, offer for sale, sell, import, or otherwise dispose of, compile, decompile, disclose, copy, modify, display, distribute or create derivative works from NewCo’s Information.

iii)	Notwithstanding anything to the contrary herein: (1) NewCo understands and agrees that its rights in any third party materials or any services including, without limitation, stock photos, licensed materials or talent and talent residuals, are subject to any terms and conditions set forth in any applicable agreement and (2) both Parties retain all of their rights, title and interest in and to (including, without limitation, the unlimited right to use) all ideas, methodologies, software, applications, processes or procedures used, created or developed by such Party in the general conduct of its business.

8)	CONFIDENTIAL INFORMATION; PUBLICITY.

a)	“NewCo Confidential Information” includes, but is not limited to, any information related to NewCo’s products; services; software; hardware; manufacturing, distribution and test equipment, and their specifications, arrangement and positioning; computer and other systems; data; techniques; processes; methodologies; know how; products in planning stages or under manufacture by or for NewCo; specifications; property; drawings; schematics; diagrams; dimensions; prints; reprints; information; business and financial information; marketing programs and plans, consumer lists or personal information, and pricing and sales information; regardless of the form (tangible or otherwise, including, oral, visual, written and electronic) in which any of such information was provided. “Service Provider Confidential Information” includes, but is not limited to, Service Provider’s business and financial information that is provided to NewCo, Work Product, and information directly related to the Work performed hereunder, consumer lists or personal information, and pricing and sales information; regardless of the form (tangible or otherwise, including, oral, visual, written and electronic) in which any of such information was provided. “Confidential Information” means the NewCo Confidential Information if NewCo is the Disclosing Party or the Service Provider Confidential Information, if Service Provider is the Disclosing Party.

b)	The Party receiving Confidential Information from the Party disclosing its Confidential Information shall be the “Receiving Party,” and the Party disclosing its Confidential Information shall be the “Disclosing Party.”

i)	In the event Service Provider is the Receiving Party of NewCo Confidential Information, a) Service Provider agrees to restrict disclosure of the NewCo Confidential Information to those persons involved with performing Work for NewCo who have a “need to know;” b) Service Provider and any persons involved in performing Work on its behalf for NewCo: (1) shall maintain the confidentiality of the NewCo Confidential Information; (2) shall not disclose such NewCo Confidential Information to any third party; and (3) shall only use such NewCo Confidential Information for purposes of performing this Agreement; and c) Service Provider agrees to handle the NewCo Confidential Information with the same degree of care that Service Provider applies to its own Confidential Information of similar type, but in no event less than reasonable care.

ii)	In the event NewCo is the Receiving Party of Service Provider Confidential Information, a) NewCo agrees to restrict disclosure of Service Provider’s Confidential Information to those persons who have a “need to know;” b) NewCo (1) shall maintain the confidentiality of the Service Provider Confidential Information; and (2) shall not disclose such Service Provider Confidential Information to any third party; and c) NewCo agrees to handle the Service Provider Confidential Information with the same degree of care that NewCo applies to its own Confidential Information of similar type, but in no event less than reasonable care.

c)	The obligation to protect the Disclosing Party’s Confidential Information and the liability for unauthorized disclosure or use of such Confidential Information shall not apply with respect to information that: (i) is independently developed by the Receiving Party without the use of the Disclosing Party’s Confidential Information; (ii) is known, or that becomes known to the general public without breach of this Agreement; (iii) was known to the Receiving Party without confidential limitation at the time of disclosure by the Disclosing Party, as evidenced by documentation in the Receiving Party’s possession; (iv) is approved for release by written authorization of the Disclosing Party, but only to the extent of and subject to such conditions as may be imposed in such written authorization; (v) is disclosed in response to a valid order of a court, regulatory agency, or other legitimate governmental entity, but only to the extent and for the purposes stated in such order; provided, however, that the Receiving Party shall first notify the Disclosing Party in writing of the order (if legally permitted) and cooperate with the Disclosing Party if it desires to seek an appropriate protective order; or (vi) is received rightfully and without restriction from a third party.

d)	Each Party agrees to keep confidential (unless otherwise agreed in writing) the existence and terms of this Agreement and that the Parties are meeting or exchanging Confidential Information. Service Provider agrees that each person involved in performing Work on Service Provider’s behalf shall be made aware of and shall agree in writing to the confidentiality obligations contained in this Agreement.

e)	Upon termination of this Agreement or at the Disclosing Party’s request (whichever occurs first), Confidential Information transmitted in record-bearing media or other tangible form including electronic form (other than back-up tapes), and any copies accessible by or to the Receiving Party, shall be either returned to the Disclosing Party or destroyed with such destruction certified in writing by the Receiving Party, except that the Receiving Party shall be entitled to retain a secure copy of the Disclosing Party’s Confidential Information for archival purposes only.

f)	No press releases or other publicity regarding this Agreement may be issued without both Parties prior written consent. Both Parties agree that during the Term they will neither give any information to nor interviews with any media regarding the Agreement or the Parties’ relationship, nor will they allow or otherwise permit their employees to do so.

9)	DATA PRIVACY AND INFORMATION PROTECTION AND SECURITY.

a)	Definitions:

i)	“Applicable Privacy Law(s)” means all laws, rules, regulations, ordinances, regulatory guidance, rulings, decisions, interpretations, and industry guidelines, including, without limitation, all other applicable privacy, data security, and data protection laws and regulations and all related amendments and implemented regulations, all as may be amended, restated or replaced from time to time.

ii)	“Data Incident” means unauthorized or unlawful access to and/or acquisition of Personal Information.

iii)	“NewCo Personal Information” means all Personal Information that is disclosed by NewCo to Service Provider in connection with the Work discussed herein.

iv)	“Personal Information” means information or data that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual, consumer or household, including any derivatives thereof or inferences made therefrom, or b) that is regulated as “personal data,” “personal information,” or otherwise under Applicable Privacy Law.

v)	“Process” (including its cognates) means any operation or set of operations, whether or not by automated means, including, but not limited to, collection, analysis, generation, production, access, recording, handling, retention, organization, structuring, storage, adaptation, alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

b)	Data Privacy

i)	Except as otherwise expressly provided herein, in the Agreement, or in a separate signed writing between the Parties, Service Provider shall not retain, use, or disclose NewCo Personal Information other than to fulfill its obligations to NewCo under the Agreement in compliance with Applicable Privacy Law. Notwithstanding the foregoing, Service Provider shall have the right to retain, use, and disclose NewCo Personal Information: (a) for internal use by Service Provider to build or improve the quality of its services it is providing to NewCo, provided that Service Provider does not use the NewCo Personal Information to perform services on behalf of a third party; (b) to prevent, detect, or investigate data security incidents, or protect against malicious, deceptive, fraudulent or illegal activity or to otherwise comply with its legal obligations; and (c) to retain and employ Subprocessors in accordance with Section 9(b)(ii).

ii)	Service Provider may disclose or transfer NewCo Personal Information to a service provider (a “Subprocessor”) as necessary to fulfill Service Provider’s obligations under the Agreement provided the disclosure or transfer is subject to a written agreement between Service Provider and Subprocessor that imposes terms with respect to the treatment of NewCo Personal Information that are no less restrictive than the terms set forth in this Addendum in any and all material respect.

iii)	Notwithstanding Section 9(b)(i), Service Provider may disclose NewCo Personal Information if necessary to: (a) comply with applicable laws and regulations; (b) comply with a valid civil, criminal, or regulatory inquiry, investigation, subpoena, or summons by federal, state, or local authorities; (c) cooperate with law enforcement agencies concerning conduct or activity that Service Provider reasonably and in good faith believes may violate applicable law or regulation; or (d) exercise or defend legal claims.

iv)	Service Provider shall comply with all Applicable Privacy Law(s) in connection with the Processing of NewCo Personal Information. Upon written request of NewCo, Service Provider shall reasonably assist NewCo in responding to consumer data subject requests made pursuant to the Applicable Privacy Law, provided that NewCo has verified the Consumer request (to the extent permitted by Applicable Privacy Law) and has provided Service Provider with the means necessary for Service Provider to identify the relevant data subject’s Personal Information. If Service Provider receives any requests or complaints directly from any individual relating to NewCo Personal Information, Service Provider may forward such communication to NewCo or direct the individual to submit the communication to NewCo.

v)	Service Provider shall implement and maintain throughout the Term technical, physical, administrative, and organizational measures intended to protect NewCo Personal Information against accidental, unauthorized, or unlawful access or disclosure. Service Provider shall notify NewCo if it makes a determination it can no longer meet its obligations under Applicable Privacy Laws. NewCo shall have the right to take reasonable and appropriate steps to ensure that the Service Provider uses the NewCo Personal Information in a manner consistent with NewCo’s obligations under Applicable Privacy Law; Service Provider shall reasonably cooperate with NewCo in NewCo’s reasonable efforts to monitor Service Provider’s compliance including by providing NewCo with all reasonable information in connection therewith. Service Provider shall provide written notification to NewCo without undue delay after becoming aware of any Data Incident involving NewCo Personal Information. NewCo shall have the right, upon notice, to take reasonable and appropriate steps to stop and remediate Service Provider’s unauthorized use of NewCo Personal Information.

vi)	NewCo represents and warrants that: (a) Service Provider is authorized to process NewCo Personal Information for the purposes set forth herein and in the Agreement, and that such authorized processing by Service Provider will not violate Applicable Privacy Law(s) or regulations or any rights of any third party; (b) it has obtained and can demonstrate on request all necessary consents (where applicable) for processing and disclosure of NewCo Personal Information to Service Provider for the purposes described herein; and (c) it clearly and conspicuously provides all required notices and disclosures necessary to ensure fair processing of Personal Information in compliance with applicable law and regulation and its contractual obligations.

c)	Service Provider Personal Information

In the event that NewCo receives any Personal Information from or on behalf of Service Provider (“Service Provider Personal Information”), NewCo shall strictly treat such Service Provider Personal Information as Service Provider Confidential Information and shall not use or otherwise Process such Service Provider Personal Information for any purpose unless and until Service Provider and NewCo enter into a separate written agreement concerning such Service Provider Personal Information.

10)	TRADEMARKS. Neither Party shall have the right under this Agreement to use the name, trademarks, or trade names of the other, unless prior written approval has first been obtained. The goodwill associated with such use shall inure to the benefit of the owner.

11)	REPRESENTATIONS, WARRANTIES AND INDEMNITIES.

a)	Subject to the terms herein, each Party warrant that it has authored and/or created, or has acquired the right, to the extent legally permitted, to Use the Work and Work Product, as set forth in the applicable SOW, and that it has not infringed copyrights or other Intellectual Property rights of third parties in furnishing such Work and Work Product, and that the use thereof by either Party set forth in the applicable SOW will not infringe copyrights or other Intellectual Property rights of third parties.

b)	Each Party warrants that all Work has been performed by careful, efficient, and qualified workers, and in a professional and workmanlike manner, and that the Work will conform in all material respects to the applicable requirements and specifications and to the standards applicable in the field or industry. If any Work is not in compliance with this warranty and such non-compliance is brought to Service Provider’s attention within a reasonable time after that Work is performed, then Service Provider agrees to reperform the Work at its cost and expense. Service Provider shall use commercially reasonable efforts to satisfactorily complete the Work.

c)	Each Party warrants that performance under this Agreement shall be in compliance with all applicable international, federal, state and local laws, orders, rules and regulations, including but not limited to applicable rules and regulations of the Federal Communication Commission and the Occupational Safety and Health Administration.

d)	Both Parties agree to defend, indemnify and hold the other Party, its officers, directors, employees and/or agents, harmless from and against all claims or actions, losses, damages, injuries (including death), penalties, and all expenses incidental to the defense of any such claim or action (including reasonable attorneys’ fees and related expenses), based upon or arising out of a third party claim arising from or in connection with: (i) any breach of any of the warranties made by the Parties in this Agreement; (ii) any claims, losses, damages, injuries (including death) or penalties to the extent directly or indirectly caused by or sustained in connection with the negligent or willful acts or omissions of a Party, its employees or permitted subcontractors in performing under this Agreement; (iii) subject to the terms of Section 7, any claims of infringement of third party rights to the extent such infringement or alleged infringement occurs in Work Product or any other materials provided to by one Party to the other; (iv) any claims resulting out of a Party’s violation of any international, federal, state or local laws, orders, rules and regulations; (v) as a result of any governmental investigation, proceeding or administrative hearing regarding the Work, unless due to a Party’s negligence; or (vi) any issue of safety, product liability or the nature, use or performance of a Party’s products, services or premiums. The indemnity in this Section 11 shall be in addition to, and not in lieu of, all other legal rights and remedies that the Parties may have.

e)	Upon the assertion of any claim or the commencement of any suit or proceeding against either party (such party, the “Indemnitee”) that may give rise to liability of the other party (such party, the “Indemnitor”) hereunder, the Indemnitee shall notify the Indemnitor of the existence of such claim and shall give the Indemnitor reasonable opportunity to defend and/or settle the claim at its own expense and with counsel of its own selection. The Indemnitee shall at all times have the right fully to participate in such defense at its own expense and shall not be obligated, against its consent, to participate in any settlement which it reasonably believes would have an adverse effect on its business. The Indemnitee shall make available to the Indemnitor all books and records relating to the claim, and the parties agree to render to each other such assistance as may reasonably be requested in order to insure a proper and adequate defense.

f)	This Section 11 shall survive the expiration or termination of this Agreement.

12)	STRATEGIC RELATIONSHIP.

(a)	NewCo Right.

(i)	During the period commencing on the date of a Qualifying Event, and ending on the thirty-six (36) month anniversary of the occurrence of such Qualifying Event, at 11:59 p.m. New York City time (such period, the “Call Option Period”), NewCo is hereby granted the right and option, but not the obligation, to purchase from the Sellers all, but not less than all, of the Option Shares (the “Call Right”). Sellers hereby agree to vote to approve a transaction structured (x) as a merger that is recommended to the Board pursuant to which NewCo will purchase all of the issued and outstanding shares of capital stock of BTC in accordance with the Call Right or (y) pursuant to Section 12(c)(v).

(ii)	Notwithstanding any provision of this Agreement to the contrary, the Call Right may not be exercised if the Seller Representative shall have delivered to NewCo the Put Exercise Notice pursuant to Section 12(b)(iii) unless (i) a Put Rejection Notice has been delivered pursuant to the provisions of Section 12(b)(iii) or (ii) the Put Exercise Notice is deemed withdrawn pursuant to the provisions of Section 12(b)(vii). Notwithstanding anything to the contrary contained in this Agreement, the Call Right may not be exercised unless and until BTC completes its acquisition of the UTXO Parties, which may be pursuant to a transaction or series of transactions including a holding company, reverse triangular merger, or other structure (the “UTXO Parties Acquisition”), pursuant to that certain Master Marketing Services Agreement, dated as of even date herewith, by and between BTC and UTXO (the “UTXO Agreement”).

(iii)	Subject to Section 12(a)(ii), NewCo may exercise the Call Right by delivering written notice of such exercise (the “Call Exercise Notice”) to the Seller Representative at any time during the Call Option Period. Upon delivery of a Call Exercise Notice in accordance with this Section 12(a), each of the Sellers will be obligated to sell and transfer to NewCo (or its assignees or designees), and NewCo (or its assignees or designees) will be obligated to purchase from all of the Sellers, the Option Shares for the Call Consideration. The Call Exercise Notice will contain a statement (the “Call Valuation Statement”) setting forth NewCo’s calculation of the EBITDA of BTC and its subsidiaries for the Call Measurement Period and based thereon NewCo’s determination of the BTC Valuation and the Call Consideration.

(iv)	The Seller Representative will have ten (10) Business Days from its receipt of the Call Exercise Notice (the “Call Objection Period”) to review the Call Valuation Statement. Upon the expiration of the Call Objection Period, the Seller Representative will be deemed to have accepted (and will be deemed to have waived all rights with respect to), and will be bound by, the Call Valuation Statement and the calculation of the BTC Valuation and Call Consideration set forth therein, unless the Seller Representative has notified NewCo in writing of its disagreement with the Call Valuation Statement prior to the expiration of the Call Objection Period (the “Call Objection”), specifying each disputed item (each, a “Disputed Call Item”) and setting forth in reasonable detail the basis for each Disputed Call Item. NewCo will have ten (10) Business Days from the date on which it receives the Call Objection to review and respond to such Call Objection (“NewCo Call Response”). To the extent NewCo and the Seller Representative are able to negotiate in good faith mutually agreeable resolutions for the Disputed Call Items, the Call Valuation Statement will be modified as necessary to reflect such mutually agreed resolution(s). If NewCo and the Seller Representative are able to resolve all Disputed Call Items, the Call Valuation Statement and the calculation of the BTC Valuation and Call Consideration set forth therein, as modified by such resolutions, will be deemed final, indisputable and binding among NewCo, the Sellers and the Seller Representative for all purposes of this Agreement.

(v)	If the Seller Representative and NewCo are unable to resolve all Disputed Call Items within ten (10) Business Days after delivery of the NewCo Call Response (or such longer period as may be mutually agreed by NewCo and the Seller Representative in writing), then the Disputed Call Items shall be submitted to the Accounting Firm, which shall be jointly engaged by NewCo and the Seller Representative, to promptly review the Call Valuation Statement and resolve such Disputed Call Items. NewCo and the Seller Representative will request that the Accounting Firm render its determination within sixty (60) days following submission to it of such Disputed Call Items. The scope of the disputes to be resolved by the Accounting Firm is limited to the Disputed Call Items. In resolving any Disputed Call Item, the Accounting Firm (i) will determine the EBITDA of BTC and its subsidiaries for the corresponding Relevant Measurement Period, the BTC Valuation and the Call Consideration in accordance with the provisions of this Agreement, (ii) may not assign a value to any item greater than the greatest value claimed for such item by either NewCo or the Seller Representative or less than the smallest value claimed for such item by either NewCo of the Seller Representative and (iii) will base its determination solely on written materials submitted by NewCo and the Seller Representative (and not on any independent review). The costs of any fees and expenses of the Accounting Firm will be borne in equal parts by NewCo and the Sellers. All determinations made by the Accounting Firm will be final, conclusive and binding on the parties, absent fraud or manifest error on the part of the Accounting Firm, upon which the Accounting Firm will deliver to NewCo and the Seller Representative a revised Call Valuation Statement setting forth the updated calculation of the EBITDA for BTC and its subsidiaries for the Call Measurement Period, the BTC Valuation and the Call Consideration, as modified by the Accounting Firm’s final determinations, which will be deemed final, indisputable and binding among the parties for all purposes of this Agreement, and will not be subject to further dispute or review.

(vi)	For purposes of complying with the terms of Section 12(a)(v), each Party will cooperate with and make available to the other Parties and its representatives information, records, data and working papers and will permit access to its facilities and personnel, upon advance written notice of not less than two (2) Business Days and during normal business hours, in each case as may be reasonably required in connection with the analysis of the Call Valuation Statement and the resolution of the Disputed Call Items so long as directly relevant to such analysis; provided, however, (i) in no event will any of the Parties be required to produce information that cannot be provided through such Party’s accounting or tax reporting principles, methods or policies and reporting systems in the ordinary course of business, (ii) the provision of any information or access pursuant to this Section 12(a)(vi) will be subject to execution of confidentiality agreements as requested by the applicable Party, and (iii) nothing in this Section 12(a)(vi) will require any Party to disclose information that is subject to any applicable privilege, including, without limitation, attorney-client privilege or the privilege of attorney work product.

(vii)	Unless mutually agreed by the Seller Representative and NewCo in writing, the consummation of the sale and transfer of the Option Shares pursuant to this Section 12(a) will occur on a date (the “Call Closing Date”) determined by NewCo, which date will be within thirty (30) days after final determination of the Call Consideration pursuant to Section 12(a)(iv) or Section 12(a)(v), as applicable. No less than ten (10) days prior to the Call Closing Date, NewCo will provide written notice to the Seller Representative notifying it of the Call Closing Date. On the Call Closing Date, (i) NewCo (or its assignees or designees) shall purchase from the Sellers all right, title and interest in and to the Option Shares, and the Sellers shall convey, assign, transfer and deliver to NewCo (or its assignees or designees), the Option Shares free and clear of any Liens, and (ii) NewCo will issue, or cause to be issued, the corresponding Call Consideration, as finally determined pursuant to Section 12(a)(iv) or Section 12(a)(v), to the Sellers and (iii) New Co and the Sellers shall deliver to the other Parties such further information and documents and shall execute and deliver to the other Parties such further instruments and agreements as any other Party shall reasonably request to effectuate the sale and transfer of the Option Shares. For the avoidance of doubt, the issuance of the Call Consideration by NewCo to the Sellers will be made proportionally to each Seller’s Ownership Percentage.

(b)	BTC Right.

(i)	During the period commencing on the date of a Qualifying Event, and ending on the thirty-six (36) month anniversary of the occurrence of such Qualifying Event, at 11:59 p.m. New York City time (such period, the “Put Option Period”), the Sellers are hereby granted the right and option, but not the obligation, to sell and transfer to NewCo (or its assignees or designees) all, but not less than all, of the Option Shares owned by each of them (the “Put Right”). The Sellers agree that the Seller Representative shall exercise the Put Right held by each of the Sellers, for which purposes the Sellers hereby grant the Seller Representative with the full power and authority to exercise the Put Right on behalf of each Seller. Any decision by the Seller Representative to exercise the Put Right shall be final and binding upon all Sellers. Sellers further agree to vote to approve a transaction structured (x) as a merger that is recommended to the Board pursuant to which Sellers shall sell, and NewCo will purchase all of the issued and outstanding shares of capital stock of BTC in accordance with the Put Right or (y) pursuant to Section 12(c)(v).

(ii)	Notwithstanding any provision of this Agreement to the contrary, the Put Right may not be exercised if NewCo shall have previously delivered to the Seller Representative the Call Exercise Notice pursuant to Section 12(a)(iii). Notwithstanding anything to the contrary contained in this Agreement, the Put Right may not be exercised unless and until BTC completes the UTXO Parties Acquisition, pursuant to the UTXO Agreement.

(iii)	Subject to Section 12(b)(ii), the Sellers may exercise the Put Right by delivery from the Seller Representative of written notice of such exercise (the “Put Exercise Notice”) to NewCo at any time during the Put Option Period. Upon delivery of a Put Exercise Notice in accordance with this Section 12(b), NewCo (or its assignees or designees) will be obligated to purchase from each of the Sellers, and each of the Sellers will be obligated to sell and transfer to NewCo (or its assignees or designees), the Option Shares for the Put Consideration. Within thirty (30) days following NewCo’s receipt of the Put Exercise Notice, NewCo will prepare and deliver, or cause to be prepared and delivered, to the Seller Representative a written statement (the “Put Valuation Statement”) setting forth (x) NewCo’s calculation of the EBITDA for BTC and its subsidiaries for the Put Measurement Period, and (y) based thereon, NewCo’s determination of the BTC Valuation and the Put Consideration. Within ten (10) Business Days following the Seller Representative’s receipt of the Put Valuation Statement from NewCo, the Seller Representative, on behalf of the Sellers, may elect to not exercise the Put Right by delivering written notice of such decision to NewCo (the “Put Rejection Notice”).

(iv)	The Seller Representative will have ten (10) Business Days from its receipt of the Put Valuation Statement from NewCo (the “Put Objection Period”) to review the Put Valuation Statement. Upon the expiration of the Put Objection Period, the Seller Representative will be deemed to have accepted (and will be deemed to have waived all rights with respect to), and will be bound by, the Put Valuation Statement and the calculation of the EBITDA for BTC and its subsidiaries for the Put Measurement Period, the BTC Valuation and the Put Consideration set forth therein, unless Seller Representative has notified NewCo in writing of its disagreement with the Put Valuation Statement prior to the expiration of the Put Objection Period (the “Put Objection”), specifying each disputed item (each, a “Disputed Put Item”) and setting forth in reasonable detail the basis for each Disputed Put Item. NewCo will have ten (10) Business Days from the date on which it receives the Put Objection to review and respond to such Put Objection (the “NewCo Put Response”). To the extent NewCo and the Seller Representative are able to negotiate in good faith mutually agreeable resolutions for the Disputed Put Items, the Put Valuation Statement will be modified as necessary to reflect such mutually agreed resolution(s). If NewCo and the Seller Representative are able to resolve all Disputed Put Items, the Put Valuation Statement and the calculation of the EBITDA for BTC and its subsidiaries for the Put Measurement Period, the BTC Valuation and the Put Consideration set forth therein, as modified by such resolutions, will be deemed final, indisputable and binding among NewCo, the Seller Representative and the Sellers for all purposes of this Agreement.

(v)	If the Seller Representative and NewCo are unable to resolve all Disputed Put Items within ten (10) Business Days after delivery of the NewCo Put Response (or such longer period as may be mutually agreed by NewCo and the Seller Representative in writing), then the Disputed Put Items shall be submitted to the Accounting Firm, which shall be jointly engaged by NewCo and the Seller Representative, to promptly review the Put Valuation Statement and resolve such Disputed Put Items. NewCo and the Seller Representative will request that the Accounting Firm render its determination within sixty (60) days following submission to it of such Disputed Put Items. The scope of the disputes to be resolved by the Accounting Firm is limited to the Disputed Put Items. In resolving any Disputed Put Item, the Accounting Firm (i) will determine the EBITDA for BTC and its subsidiaries for the corresponding Relevant Measurement Period, the BTC Valuation and the Put Consideration in accordance with the provisions of this Agreement, (ii) may not assign a value to any item greater than the greatest value claimed for such item by either NewCo or the Seller Representative or less than the smallest value claimed for such item by either NewCo or the Seller Representative and (iii) will base its determination solely on written materials submitted by NewCo and the Seller Representative (and not on any independent review). If the Put Consideration determined by the Accounting Firm is less than the amount set forth by NewCo in the Put Valuation Statement, then the Seller Representative shall have the option to either exercise the Put Right at the amount of Put Consideration initially offered in the Put Exercise Notice or the Seller Representative may decline to exercise the Put Right at such time. The costs of any fees and expenses of the Accounting Firm will be borne in equal parts by NewCo and the Sellers; provided that if the Seller Representative declines to exercise the Put Right in the manner set forth in the immediately preceding sentence, the Sellers shall pay one hundred percent (100%) of the fees and expenses of the Accounting Firm. All determinations made by the Accounting Firm will be final, conclusive and binding on the Parties, absent fraud or manifest error on the part of the Accounting Firm, upon which the Accounting Firm will deliver to NewCo and the Seller Representative a revised Put Valuation Statement setting forth the updated calculation of the EBITDA for BTC and its subsidiaries for the corresponding Relevant Measurement Period, the BTC Valuation and the Put Consideration, as modified by the Accounting Firm’s final determinations, which will be deemed final, indisputable, and binding among the Parties for all purposes of this Agreement, and will not be subject to further dispute or review.

(vi)	For purposes of complying with the terms of Section 12(b)(v), each Party hereto will cooperate with and make available to the other Parties and its representatives information, records, data and working papers, and will permit access to its facilities and personnel, upon advance written notice of not less than two (2) Business Days and during normal business hours, in each case as may be reasonably required in connection with the analysis of the Put Valuation Statement and the resolution of the Disputed Put Items so long as directly relevant to such analysis; provided, however, (i) in no event will any of the Parties be required to produce information that cannot be provided through such Party’s accounting or tax reporting principles, methods or policies and reporting systems in the ordinary course of business, (ii) the provision of any information or access pursuant to this Section 12(b)(vi) will be subject to execution of confidentiality agreements as requested by the applicable Party, and (iii) nothing in this Section 12(b)(vi) will require any party to disclose information that is subject to any applicable privilege, including, without limitation, attorney-client privilege or the privilege of attorney work product.

(vii)	Unless mutually agreed by the Seller Representative and NewCo in writing, the consummation of the sale and transfer of the Option Shares pursuant to this Section 12(b) will occur on a date (the “Put Closing Date”) determined by NewCo, which date will be within thirty (30) days after final determination of the Put Consideration pursuant to Section 12(b)(iv) or Section 12(b)(v), as applicable. No less than ten (10) days prior to the Put Closing Date, NewCo will provide written notice to the Seller Representative notifying it of the Put Closing Date. On the Put Closing Date, (i) NewCo (or its assignees or designees) shall purchase from the Sellers all right, title and interest in and to the Option Shares, and the Sellers shall convey, assign, transfer and deliver to NewCo (or its assignees or designees), the Option Shares free and clear of any Liens, (ii) NewCo will issue, or cause to be issuance, the corresponding Put Consideration, as finally determined pursuant to Section 12(b)(iv) or Section 12(b)(v), to the Sellers and (iii) NewCo and the Sellers shall deliver to the other Parties such further information and documents and shall execute and deliver to the other Parties such further instruments and agreements as any other Party shall reasonably request to effectuate the sale and transfer of the Option Shares. For the avoidance of doubt, the issuance of the Put Consideration by NewCo to the Sellers will be made proportionally to each Seller’s Ownership Percentage.

(c)	Covenants.

(i)	Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that NewCo makes no implied or express covenant relating to the operation of the Business after the closing of the transactions contemplated by either Section 12(a) or Section 12(b) of this Agreement, as applicable. In connection therewith, the Parties acknowledge and agree that NewCo will not have any obligation to conduct the Business of BTC in any manner whatsoever. Each Party agrees and acknowledges that the covenants set forth in this Agreement are the only covenants of NewCo and/or the Sellers in respect of or in connection with the operation of the Business following the closing of the transactions contemplated by either Section 12(a) or Section 12(b) of this Agreement, as applicable.

(ii)	Approval of Transfer of Option Shares. BTC hereby authorizes and approves the transfer of the Option Shares pursuant to the Call Right and the Put Right in the terms set forth in this Agreement and undertakes to authorize and approve again, as necessary in the future, such transfer.

(iii)	Further Assurances. From and after the date of this Agreement, at the request of NewCo, the Seller Representative will, and will cause the Sellers to, reasonably cooperate with NewCo, will take (or cause to be taken) all actions, and do (or cause to be done) all things necessary, appropriate or desirable, and will execute and deliver (or cause any of its Affiliates to execute and deliver) to NewCo (or its assignees or designees, as applicable) such additional instruments, conveyances, assurances and other documents, in order to carry out the provisions of this Agreement, implement the transactions contemplated by this Agreement and to consummate and make effective, in the most expeditious manner practicable, the sale, assignment and transfer of the Option Shares pursuant to Section 12(a) or Section 12(b), as applicable (subject to the terms and conditions set forth herein), including entering into a definitive agreement for the purchase and sale of the Option Shares, which will contain customary representations and warranties (substantially similar to those the Sellers are making in the Joinder Agreement) and covenants for similar transactions involving a publicly-traded company. The parties shall negotiate such definitive agreement in good faith and structure such transaction as mutually agreed between the parties. Without limiting the generality of the foregoing, each Party covenants and agrees that, subsequent to the execution and delivery of this Agreement, if required by or desirable under applicable laws, it shall, and shall cause its relevant Affiliates to, execute and deliver any further legal instruments and perform such acts which are, or may become necessary to effectuate the purposes of this Agreement as it relates to any jurisdiction in which BTC or any of its subsidiaries conducts the Business and any legal requirements, including the execution and delivery of any local transfer agreements and/or local transfer deeds.

(iv)	Information Rights. BTC will furnish to NewCo (i) as soon as available, and in any event within forty-five (45) days after the end of each calendar quarter, the consolidated balance sheet of BTC as at the end of such quarter and the consolidated statements of income and cash flows for such quarter and the portion of the fiscal year then ended of BTC, (ii) as soon as available, and in any event within one hundred and twenty (120) days after the end of each fiscal year, the audited consolidated balance sheet of BTC and the audited consolidated statements of income and cash flows for such fiscal year, and (iii) such other financial, accounting or other information relating to BTC and its operations as NewCo may reasonably request from time to time in form and substance reasonably acceptable to NewCo.

(v)	Tax Matters. Notwithstanding anything to the contrary set forth in this Agreement, (i) each of the Parties shall, and shall cause their Affiliates to, (A) cooperate with each other and their respective counsel and (B) take any and all reasonable actions, in each case, to the extent necessary to ensure that the exercise of the Call Right or the Put Right by each Seller (collectively), as applicable, will, at a “more likely than not” (or higher) level of comfort, be treated as a Qualifying Tax Transaction (the “Intended Tax Treatment”), and (ii) NewCo shall not exercise the Call Right if the Parties cannot achieve the Intended Tax Treatment. For purposes of Section 12(c)(v), reasonable actions include, without limitation, structuring (or restructuring) the purchase, sale and transfer of the Option Shares pursuant to the Call Right or the Put Right from each of the Sellers (collectively), as applicable, as (i) a merger (including a reverse subsidiary merger), (ii) a transaction in which a new holding company is formed to acquire NewCo and/or BTC, and (iii) any other reasonable transaction (or transactions) requested by the Seller Representative and/or NewCo (or their assignees or designees).

(d)	Definitions:

(i)	“Accounting Firm” means an impartial, nationally recognized firm of independent certified public accountants, mutually agreeable by NewCo and the Seller Representative; provided that NewCo and the Seller Representative agree that such firm shall not have any material commercial or professional relationship with any of the Parties.

(ii)	“Affiliate” means, when used with respect to any party, any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

(iii)	“Board” means the board of directors of BTC.

(iv)	“BTC Products and Services” means all products and services developed, operated, provided, marketed and/or sold by BTC and its subsidiaries.

(v)	“BTC Valuation” means an amount in U.S. Dollars representing the valuation of the Business, which amount will be calculated as follows: the amount equal to: (i) the EBITDA of BTC and its subsidiaries for the Relevant Measurement Period calculated in accordance with the provisions of this Agreement, provided however such EBITDA must equal or exceed $4,500,000 multiplied by (ii) a to be determined multiple that is the average of the range for similar transactions in similar industries as determined by Cohen & Company Capital Markets or other mutually agreed upon investment bank; provided that in no event shall such multiple be less than 10.

(vi)	“Business” means the business of developing, operating, providing, marketing and/or selling BTC Products and Services by BTC and its subsidiaries by BTC and its subsidiaries or any successor entity(ies) or business unit, as applicable.

(vii)	“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banking institutions in New York, New York are required or permitted by law to be closed or other day on which the Delaware Secretary of State is closed.

(viii)	“Call Consideration” means the aggregate consideration to be received by the Sellers if NewCo exercises the Call Right, such consideration to be equal to a to be determined number of shares of NewCo Class A Common Stock so that, after giving effect to the transactions contemplated by this Agreement, the Sellers own a percentage of NewCo equal to 100 multiplied by the quotient obtained by dividing (i) the BTC Valuation by (ii) the sum of (a) the BTC Valuation plus (b) $25,000,000.

(ix)	“Call Measurement Period” means the trailing four calendar quarters ending on the last day of the most recently completed calendar quarter that is at least thirty (30) days prior to delivery by NewCo of the Call Exercise Notice in accordance with this Agreement (e.g., if NewCo delivers the Call Exercise Notice on November 15, 2026, the Call Measurement Period will be the trailing four calendar quarters ending on September 30, 2026); provided further that the Call Measurement Period shall begin no earlier than January 1, 2025.

(x)	“EBITDA” means an amount in U.S. dollars equal to (i) gross revenue for the Relevant Measurement Period, minus (ii) the Expenses for the Relevant Measurement Period, in each case calculated in accordance with GAAP.

(xi)	“Expenses” means the expenses of the Business related to the development, provision, marketing, sale and other operations related to the BTC Products and Services during the Relevant Measurement Period, as determined in accordance with GAAP. Without limiting the generality of the foregoing, “Expenses” will include the following costs, fees and expenses:

1.	COGS; and

2.	the following operating expenses, without duplication:

a.	travel and entertainment (and related) expenses;

b.	expenses relating to marketing and public relations related to BTC Products and Services;

c.	all rent and other payments pursuant to leases for real estate;

d.	all legal expenses and fees incurred or accrued by the Business;

e.	all expenses and fees incurred or accrued relating to human resources and other administrative and operational expenses related to the Business;

f.	any costs, taxes or expenses associated with severance paid to terminated employees;

g.	all technology and IT expenses, including related to the research, development or deployment of any BTC Products and Services, but excluding any such expenses that are capitalized in accordance with GAAP;

h.	all foreign currency transaction gains and losses with respect to the Business, excluding foreign currency translation gains and losses that are classified as other comprehensive income in accordance with GAAP;

i.	all selling, general, and administrative expenses related to the Business; and

j.	all expenses actually incurred for items identified in the annual budget relating to accounting, bookkeeping and financial reporting with respect to the operation of the Business, including the financial and accounting staff.

Notwithstanding anything in the foregoing to the contrary, the following will be excluded from Expenses during the Relevant Measurement Period: (a) all third-party interest expenses, (b) all income tax expenses, (c) all depreciation and amortization expenses and impairment of assets, and (d) expenses that are (1) actually incurred during the Relevant Measurement Period, (2) identified as an expense to be excluded from Expenses pursuant to the annual budget of BTC for the applicable fiscal year or a written request by the CFO to the Board setting forth in detail the intended use and amount of such expense, and (3) approved by the Board to be excluded from Expenses, related to the following: any extraordinary item, any merger or acquisition by BTC of another business, restructuring by BTC or incurred in the development of or launch of newlines of business.

(xii)	“GAAP” means United States generally accepted accounting principles and practices in effect from time to time.

(xiii)	“Joinder Agreement” means a Joinder Agreement to this Master Marketing Services Agreement, by and between a Seller, NewCo, and BTC.

(xiv)	“Lien” means any lien (statutory or other), encumbrance, charge, mortgage, pledge, security interest, title defect, claim, community property interest, condition, equitable interest, option, right to purchase, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

(xv)	“NewCo Class A Common Stock” means Class A common stock, par value $0.01 per share of NewCo.

(xvi)	“Option Shares” means the issued and outstanding shares of capital stock of BTC owned or held by the Sellers (or any of their Affiliates, where applicable) at the time either the Call Right or the Put Right from each of the Sellers (collectively), as applicable, is exercised, as set forth in each such Seller’s Joinder Agreement. Notwithstanding the foregoing or anything to the contrary contained herein, in the event that BTC and the UTXO Parties are combined through a holding company transaction that results in the Sellers exchanging their respective Option Shares for equity interests in such holding company, references to BTC herein shall mean such holding company and references to Option Shares shall mean such equity interests of such holding company held by Sellers.

(xvii)	“Ownership Percentage” shall mean, in respect of each Seller, the quotient, reflected as a percentage and rounded to the nearest decimal point, determined by dividing (i) the total number of issued and outstanding shares of BTC owned by such Seller and its Affiliates (where applicable), by (ii) the total number of issued and outstanding shares of BTC owned by all shareholders of BTC and the total number of shares of BTC issuable in connection with all outstanding securities convertible or exercisable into shares of BTC.

(xviii)	“Put Consideration” means the aggregate consideration to be received by the Sellers if the Sellers exercise the Put Right, such consideration to be equal to a to be determined number of shares of NewCo Class A Common Stock so that, after giving effect to the transactions contemplated by this Agreement, the Sellers own a percentage of NewCo equal to 100 multiplied by the quotient obtained by dividing (i) the BTC Valuation by (ii) the sum of (a) the BTC Valuation plus (b) $25,000,000.

(xix)	“Put Measurement Period” means the trailing four calendar quarters ending on the last day of the most recently completed calendar quarter that is at least thirty (30) days prior to delivery by the Seller Representative of the Put Exercise Notice in accordance with this Agreement (e.g., if the Seller Representative delivers the Put Exercise Notice on November 15, 2026, the Put Measurement Period will be the trailing four calendar quarters ending on September 30, 2026); provided further that the Put Measurement Period shall begin no earlier than January 1, 2025.

(xx)	“Qualifying Event” means the earlier to occur of (i) the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act, covering the offer and sale of common stock of NewCo or (ii) the consummation of a transaction or series of transactions (as a result of a merger, consolidation, purchase of assets, purchase of equity interests or otherwise) pursuant to which NewCo becomes a subsidiary of a publicly traded company.

(xxi)	“Qualifying Tax Transaction” means a transaction or transactions described in Section 351(a) and/or Section 368(a) of the Internal Revenue Code of 1986, as amended.

(xxii)	“Relevant Measurement Period” means, (i) in respect of the calculation of the Call Consideration pursuant to Section 12(a)(iii), the Call Measurement Period and (ii) in respect of the calculation of the Put Consideration pursuant to Section 12(b)(iii), the Put Measurement Period.

(xxiii)	“Sellers” mean, collectively, the stockholders of BTC who have executed a Joinder Agreement.

(xxiv)	“UTXO” means UTXO Management GP, LLC, a Tennessee limited liability company.

(xxv)	“UTXO Parties” means UTXO and the Venture Fund.

(xxvi)	“Venture Fund” means UTXO Management, LLC, a Puerto Rican limited liability company.

13)	NOTICE. All notices, demands, requests or other communications that are given by one party to the other party under this Agreement shall be in writing and sent in a manner that confirms delivery, addressed as follows: (a) if to NewCo, the address is: [***], President, Nakamoto Holdings Inc. 6339 Charlotte Pike, Unit #B321, Nashville, TN 37209; (b) if to Service Provider, the address is: [***], CEO, BTC INC., 300 10th Avenue South, Nashville, TN 37203, (c) if to the Seller Representative, the address is: [***], 300 10th Avenue South, Nashville, TN 37203, and (d) if to a Seller, such Seller’s address as provided on its signature page to the Joinder Agreement. Any of Seller Representative, a Seller, or a Party may designate by notice in writing a new address to which any future notices relating to this Agreement may be delivered. Documents delivered by hand shall be deemed to have been received upon delivery; documents delivered by facsimile shall be deemed to have been received when the answerback is received; documents delivered by courier shall be deemed to have been received upon receipt or at the time as delivery is refused by the addressee upon presentation.

14)	INDEPENDENT CONTRACTOR. Service Provider is an independent contractor in the performance of Work, and NewCo is and shall be deemed to have no control over the manner in which Service Provider completes the Work. Service Provider is and shall be the sole employer and principal of each person performing Work on Service Provider’s behalf and shall be obligated to perform all requirements of an employer and as a “primary employer” under all applicable laws.

15)	ASSIGNMENT, SUBCONTRACTING. Neither Seller Representative nor any Seller may assign, subcontract or transfer any of its obligations or rights under this Agreement without prior written consent of the other parties. Either Party can assign, subcontract or transfer, where allowed pursuant to this Agreement, to affiliates or third parties any of its obligations or rights under this Agreement without prior written consent. This Agreement shall not constitute, create, or in any way be interpreted as a joint venture, partnership or formal business organization of any kind. Service Provider shall not enter into any agreements on NewCo’s behalf except as set forth herein. All agreements entered into by Service Provider pursuant to this Agreement shall be with Service Provider as principal except as set forth herein.

16)	GOVERNING LAW. The validity, interpretation and/or enforcement of this Agreement shall be governed by and construed according to the laws of the State of Tennessee, U.S.A., without reference to its conflicts of laws doctrine. Seller Representative, Sellers and each Party irrevocably submits to venue and exclusive personal jurisdiction in the federal and state courts in Nashville, Tennessee for any dispute arising under this Agreement and waives all objections to jurisdiction and venue of such courts.

17)	DISPUTES. Seller Representative, Sellers, and each Party will attempt to settle any claim or controversy arising out of this Agreement through consultation and negotiation in good faith and the spirit of mutual cooperation. If those attempts fail, then the dispute will be submitted for non-binding mediation conducted by a mutually acceptable mediator. The mediator will be chosen the Parties within thirty (30) days after written notice by either Party demanding mediation. In no event shall either Party unreasonably withhold consent to the selection of a mediator and the Parties will share equally the costs of the mediation. Any dispute that cannot be resolved between the Parties through negotiation or mediation within forty five (45) days of the date of the initial demand for mediation by one of the Parties may then be submitted to the courts within New York for resolution. The use of any mediation procedures will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either Party. Nothing in this Section 16 will prevent either Party from resorting to judicial proceedings, if: (a) good faith efforts to resolve the dispute have been unsuccessful, (b) the claim or suit involves Intellectual Property rights, or (c) interim relief from a court is necessary to prevent serious and irreparable injury to that Party or to others.

18)	LIMITATION OF LIABILITY. EXCEPT WITH RESPECT TO THE INDEMNIFICATION OBLIGATIONS HEREUNDER, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, NEITHER SELLER REPRESENTATIVE, ANY SELLER, SERVICE PROVIDER NOR NEWCO WILL BE LIABLE TO ONE ANOTHER IN CONNECTION WITH THIS AGREEMENT FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION ANY LOSS OF USE, TIME, PROFIT, REVENUE, INCOME, OR DATA, HOWEVER ARISING AND WHETHER IN AN ACTION IN CONTRACT OR TORT (INCLUDING STRICT LIABILITY AND NEGLIGENCE) OR BASED ON BREACH OF ANY WARRANTY, EVEN IF SELLER REPRESENTATIVE, SUCH SELLER, SERVICE PROVIDER OR NEWCO HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY OTHER LIMITED REMEDY. This Section 18 shall survive the expiration or termination of this Agreement. ANY LIABILITY OF EACH OF SELLER REPRESENTATIVE, EACH SELLER, SERVICE PROVIDER, OR NEWCO ARISING OUT OF OR RELATED TO THIS AGREEMENT WILL NOT EXCEED THE AGGREGATE AMOUNTS PAID OR PAYABLE TO THE OTHERS PARTY TO THIS AGREEMENT IN THE ONE (1) YEAR PERIOD PRECEDING THE COMMENCEMENT OF THE EVENTS GIVING RISE TO THE CLAIM.

19)	FORCE MAJEURE. Notwithstanding anything contained in this Agreement to the contrary, if a Party is prevented from performing any of its obligation hereunder by laws, orders, regulations or directions of any government having jurisdiction over the Parties hereto, or any department, agency, corporation or court thereof, or by war, act of public enemies, strikes or other labor disturbances, fires, floods, acts of God, or any causes of like or different kind beyond the reasonable control of either Party, then such Party shall be excused from any failure to perform any such obligation to the extent such failure is caused by any such law, order, regulation, direction or contingency. In the event such excused failure to perform continues for thirty (30) or more consecutive days, the performing Party may terminate all or any portion of this Agreement without liability to the non-performing Party. This provision shall in no way impair either party’s right to terminate this Agreement provided herein.

20)	MISCELLANEOUS.

a)	No revision or modification of this Agreement or any SOW shall be effective unless it is in writing and signed by all Parties.

b)	The failure to insist upon the strict performance of any provision of this Agreement or to exercise any right granted under this Agreement, shall not be deemed to be a waiver or relinquishment of the future performance of any such provision or the future exercise of such right, but the obligation of the Parties with respect to such future performance shall continue in full force and effect.

c)	All provisions of this Agreement are deemed to be separate and distinct covenants. In case any provision of this Agreement shall be held invalid, illegal or unenforceable, the remaining provisions of this Agreement will not in any way be affected or impaired. The Parties agree that if any provision is determined by any court to be invalid or unenforceable by reason of such provision extending for too great a period of time or over too broad a scope, then such provision shall be interpreted to extend over the maximum period of time and the maximum scope that such court determines to be valid and enforceable.

d)	Each Party signing this Agreement represents that it has all necessary rights and authority to enter into this Agreement and to bind the Parties as provided.

e)	This Agreement and any Exhibits, which are attached to and made a part of this Agreement, constitute the final expression of the agreement of the Parties; it is intended as a complete and exclusive statement of the terms of their agreement with respect to the subject matter of this Agreement; and it supersedes all prior and concurrent promises, representations, negotiations, discussions, and agreements that may have been made in connection with such subject matter. The terms and conditions of this Agreement shall prevail notwithstanding any variance with the pre-printed terms and conditions of SOW, purchase order, invoice, acknowledgment or any other such form or document even if signed by both Parties; such terms and conditions shall be null and void and of no force and effect.

f)	This Agreement may be signed in counterparts, each of which shall be deemed an original with the same effect as if the signatures were upon the same instrument and all such counterparts shall together constitute one and the same agreement. The signatures required for execution of this Agreement may be provided by facsimile, or electronic transmission, and such facsimile or electronic transmission signatures shall have the same force and effect as originals and shall constitute effective, binding agreements on the part of the signatory. Notwithstanding the foregoing, this Agreement is effective upon the execution by all Parties hereto.

Each Party agrees to and accepts this Agreement as of the Effective Date.

BTC INC.		NAKAMOTO HOLDINGS INC.

Signature:	/s/ David Bailey	Signature:	/s/ Didier Lewis

Name (print):	David Bailey	Name (print):	Didier Lewis

Title:	Chief Financial Officer	Title:	President

Date:	May 12, 2025	Date:	May 12, 2025

Schedule A

Statement of Work for Goods/Services (“SOW”)

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